EX-99.B-77Q1

SUB-ITEM 77Q1(g):  Merger or consolidation agreement

IVY FUNDS

The Combined Prospectus and Proxy Statement dated March 8, 2011, was filed by Ivy Funds on behalf of its series Ivy Capital Appreciation Fund and Ivy Large Cap Growth Fund for the acquisition of the assets and liabilities of Ivy Capital Appreciation Fund by and in exchange for the shares of Ivy Large Cap Growth Fund, with the Securities and Exchange Commission by EDGAR on March 8, 2011 on Form N-14 under SEC Accession No.0001193135-11-059158, and is incorporated herein by reference; as amended and filed by EDGAR on March 23, 2011, on Form N-14A as a Pre-Effective Amendment No. 1 under SEC Accession No. 0001193125-11-075308, and is incorporated herein by reference; and as amended and filed by EDGAR on April 15, 2011, on Form N-14A as Pre-Effective Amendment No. 2 under SEC Accession No. 0001193125-11-097832, and is incorporated herein by reference.